Exhibit 99.1

GREEN MOUNTAIN POWER SHAREHOLDERS
VOTE IN FAVOR OF ACQUISITION
BY NORTHERN NEW ENGLAND ENERGY CORPORATION,
A SUBSIDIARY OF GAZ MÉTRO LIMITED PARTNERSHIP

COLCHESTER, VT…. Green Mountain Power Corporation (NYSE: GMP) shareholders on Tuesday overwhelmingly approved a proposed agreement and plan of merger with Northern New England Energy Corporation (NNEEC) and its wholly-owned subsidiary Northstars Merger Subsidiary Corporation. The transaction is expected to close during the second quarter of 2007, pending state and federal regulatory approval.

“This transaction has clear benefits for our customers, and, we believe, for the entire state of Vermont,” said Chris Dutton, president and CEO of Green Mountain Power.

“As we seek energy sources to power Vermont’s future, we recognize that we will have to compete in a volatile energy market with large, sophisticated players. We believe our customers will benefit from our new owner’s financial strength and market depth when we negotiate new power contracts to replace the expiring long-term contracts with Vermont Yankee and Hydro Québec. In fact, immediately after the announcement of the acquisition, both S&P and Moody’s credit rating agencies upgraded the outlook on Green Mountain Power,” said Mr. Dutton.

NNEEC is a Vermont corporation and a wholly-owned subsidiary of Gaz Métro Limited Partnership (TSX-GZM.UN), a leading Québec energy company with a long history of investment in Vermont. NNEEC has been the parent company of Vermont Gas Systems since 1986.

“The Board of Directors of Green Mountain Power approved this transaction because we believe it provides a fair price to shareholders and will improve the financial strength of the company,” said Nordahl Brue, chairman of Green Mountain Power’s Board of Directors.

Mr. Dutton said that the transaction will provide further benefits to customers through the creation of the Green Mountain Power Efficiency Fund. “The new Efficiency Fund will provide more than $9 million in benefits for Green Mountain Power customers,” Mr. Dutton said. “It will invest in demand side management and other innovative efficiency programs, including, potentially, combined heat and power, district heating, distributed generation and renewable generation.”

Green Mountain Power will continue to be managed by its current leadership team and the Company will continue to operate out of its existing offices in Vermont. Employees will be retained and the current labor contract with IBEW Local 300 will continue in place. The Company will remain under the jurisdiction of state and federal regulators.

More than 97 percent of the shareholders present or represented at a special shareholders meeting voted for approval of the merger agreement. The votes cast represented 72 percent of the total shares outstanding and eligible to vote. Authorization of the agreement and plan of merger required approval by a vote of a majority of the outstanding shares.

On June 22, 2006, Green Mountain Power Corporation and Northern New England Energy Corporation announced a merger agreement whereby Green Mountain Power would become a wholly-owned subsidiary of NNEEC in a cash transaction valued at approximately $187 million, or $35 per share.

Gaz Métro is a major distributor of natural gas in Québec and the northeastern United States. In addition, the company operates businesses providing district heating and urban water rehabilitation services in Québec and Ontario. As of the end of 2005, Gaz Métro had assets of more than $2.5 billion (Canadian). Gaz Métro is also the parent company of Vermont Gas Systems, which has 115 Vermont-based employees. Gaz Métro currently has a strong credit rating that, in recent years, has been higher than Green Mountain Power’s current BBB rating.

Green Mountain Power is a public utility operating company that transmits, distributes and sells electricity and utility construction services in the State of Vermont in a service territory with approximately one quarter of Vermont’s population. It serves approximately 90,000 customers.

Forward-looking Statements
This news release contains forward looking statements about Green Mountain Power. Statements that are not historical or current facts, including statements about beliefs and expectations are forward looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions. These forward-looking statements cover, among other things, anticipated future plans and prospects of Green Mountain Power. Forward-looking statements speak only as of the date they are made, and Green Mountain Power undertakes no obligation to update them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties, and many factors could cause actual results to differ materially from those anticipated, including those described in the Annual Report on Form 10-K for the year ended December 31, 2005, of Green Mountain Power, which you should read carefully, as well as the company’s other filings with the Securities and Exchange Commission (the “SEC”). The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Green Mountain Power and NNEEC’s subsidiary Northstars Merger Subsidiary Corporation may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and (2) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger.
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For further information, please contact Dorothy Schnure, Manager, Corporate Communications, Green Mountain Power Corporation, 802-655-8418, or schnure@greenmountainpower.biz.